Exhibit 10.6

Mr. Brian McDonald

5821 Algonquin Way

San Jose, California 95138

Dear Brian

On behalf of Advanced Analogic Technologies Incorporated (the “Company”) ; I am pleased to offer you the position of Chief Financial Officer (CFO). We look forward to your future success in this position.

The terms of your new position with the Company are as set forth below:

POSITION

a.	You will become the CFO for the Company working out of the Company’s headquarters office in Sunnyvale. Your responsibilities will be to manage all aspects of Company’s financial activities, including all financing transactions and, as necessary, an initial public offering process. You will be responsible for the Company’s corporate & financial planning, auditing, and, if applicable, periodic filing and reporting with SEC. You will also be responsible for managing communications with the investment community regarding the Company’s financial performance. You will report to the CEO of the Company, currently Richard K. Williams.

b.	You agree to the best of your ability and experience that you will at all times loyally and conscientiously perform all of the duties and obligations required of and from you pursuant to the terms hereof, and to the reasonable satisfaction of the Company.

Advanced Analogic Technologies Inc. 830 E. Arques Avenue, Sunnyvale CA 94085

(408) 737-4600 FAX (408) 737-4611 corporate@analogictech.com

c.	Except as provided below, during the term of your employment, you further agree that you will devote all of your business time and attention to the business of the Company, the Company will be entitled to all of the benefits and profits arising from or incident to all such work services and advice, you will not render commercial or professional services of any nature to any person or organization, whether or not for compensation, without the prior written consent of the Company’s Board of Directors or CEO, and you will not directly or indirectly engage or participate in any business that is competitive in any manner with the business of the Company. Nothing in this letter agreement will prevent you from accepting speaking or presentation engagements in exchange for honoraria or from serving on boards of charitable organizations, or from owning no more than two percent (2%) of the outstanding equity securities of a corporation; provided such corporation is either publicly traded or is not a competitor of the Company; provided further that you are permitted to own stock in MPS (defined below). Further, except as described below, in accepting this offer, you are representing to us that (a) you are not a party to any employment agreement or other contract or arrangement which prohibits your full-time employment with the Company, (b) you do not know of any conflict which would restrict your employment with the Company and (c) you have not and will not bring with you to your employment with the Company any documents, records or other confidential information belonging to former employers. We ask that, if you have not already done so, you disclose to the Company any and all agreements relating to your prior employment that may affect your eligibility to be employed by the Company or limit the manner in which you may be employed. You have disclosed to the Company that, in connection with the termination of your employment relationship with Monolithic Power Systems, Inc. (“MPS”), you expect to enter into an agreement to provide ongoing services to MPS for a transition period not exceeding four months, under which you would be obligated to make yourself available to MPS to follow up on designated projects and otherwise as MPS requests, and that you do not expect your MPS work to require on average more than one work day per week. The Company acknowledges and consents to your continued provision of such services to MPS concurrently with your employment by the Company. You agree that you will not bring with you to your employment any documents, records or other confidential information belonging to MPS and you further agree that your services for MPS will not result in any violation of or conflict with the terms of this offer letter or the Confidentiality Agreement (hereinafter defined).

Advanced Analogic Technologies Inc. 830 E. Arques Avenue, Sunnyvale CA 94085

(408) 737-4600 FAX (408) 737-4611 corporate@analogictech.com

START DATE

Subject to fulfillment of any conditions imposed by this letter agreement, you will commence work in this new position with the Company June 28, 2004.

PROOF OF RIGHT TO WORK

For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days of your date of hire, or our employment relationship with you may be terminated.

COMPENSATION

a.	Base Salary You will be paid $US $210,000 on an annualized basis. Salary will be payable monthly pursuant to the Company’s regular payroll policy (or in the same manner as other officers of the Company).

b.	Car Allowance You will receive a total of $920 per month for the usage of an automobile for work purposes.

c.	Annual Review Your base salary will be reviewed in September of each calendar year as part of the Company’s normal salary review process.

d.	Bonus Program You will be eligible to participate in any discretionary bonus program to be implemented by the Company, the performance criteria for which will be as approved by the Company’s Board of Directors, on terms consistent with other senior executives of the Company.

STOCK OPTIONS

Upon accepting employment, upon substantially the terms set forth in this Section, and subject to approval by the Company’s Board of Directors, the Company shall grant you an option (the “Option”) to purchase 700,000 shares of the Company’s common stock at a price of $0.23 per share. Subject to the accelerated vesting provisions set forth herein, the shares subject to the Option will vest as to 25% of the shares one year after your start date, and as to 1/4th of the shares subject to the Option on the same day and month of each year thereafter, subject to your continued service to the Company on the relevant vesting dates.

In addition, in the event of a Change in Control (as defined below), should circumstances occur that constitute an Involuntarily Termination (as defined below) at any time within 12 months following such Change of Control, the unvested portion of the Option shall automatically accelerate and you shall be fully vested and have the right to exercise all or any portion of such

Advanced Analogic Technologies Inc. 830 E. Arques Avenue, Sunnyvale CA 94085

(408) 737-4600 FAX (408) 737-4611 corporate@analogictech.com

Option, in addition to any portion of the Option exercisable prior to such event. The Option will be an incentive stock option to the maximum extent allowed by the tax code and will be subject to the terms of the Company’s 1999 Incentive Stock Plan and the Stock Option Agreement between you and the Company.

For purposes of this Section, the term “Change of Control” shall mean any reorganization, merger or consolidation (but, excluding any merger effected exclusively for the purpose of changing the domicile of the corporation or for purely capital raising purposes) of the Company with or into any other entity by means of any transaction or series of related transactions or a sale of all or substantially all of the assets of the Company, unless the Company’s shareholders of record as constituted immediately prior to such transaction or sale will, immediately after such transaction or sale hold more than 50% of the voting power of the surviving or acquiring entity.

For purposes of this Section, the term “Involuntary Termination” shall mean: (1) without the employee’s express written consent, a significant reduction of the employee’s duties, position or responsibilities relative to the employee’s responsibilities in effect immediately prior to such reduction, or the removal of the employee from such position, duties and responsibilities; (2) a material reduction by the Company of the employee’s base salary as in effect immediately prior to the Change of Control unless a similar reduction is made to the base salary of all other similarly situated senior executives; (3) a reduction by the Company in the kind or level of employee benefits to which the employee is entitled immediately prior to the Change of Control with the result that the employee’s overall benefits package is significantly reduced unless a similar reduction is made to the benefits of all other similarly situated senior executives; or (4) any purported termination of the employee which is not effected for Cause (as defined below).

For the purposes of this Section, the term “Cause” shall mean (1) the willful or grossly negligent failure by the employee to substantially perform his duties, which is not cured within thirty (30) days following notice which describes in reasonable detail such failure, (2) employee’s commission of gross intentional misconduct which is injurious to the Company, (3) material breach by employee of any provision of this offer letter in effect or the agreements incorporated herein by reference, (4) misappropriation or embezzlement of Company funds or an

Advanced Analogic Technologies Inc. 830 E. Arques Avenue, Sunnyvale CA 94085

(408) 737-4600 FAX (408) 737-4611 corporate@analogictech.com act of fraud or dishonesty upon the Company made by employee, (5) employee’s conviction of, or plea of nolo contendre to, a felony or misdemeanor involving moral turpitude, or (6) employee’s continued failure to comply with directives of the Board of Directors which is not cured within thirty (30) days following notice which describes in reasonable detail such failure.

TERMINATION WITHOUT CAUSE

If your employment is terminated by the Company for any reason other than for Cause (as defined above) within a period of six (6) months after the Company’s current CEO, Richard K. Williams leaves employment with the Company, voluntarily or involuntarily, and you execute a general release of claims in the form provided by the Company and reasonably acceptable to you, the Company will provide you with the following benefits: (X) continued payment of your Base Salary, less applicable withholding, in accordance with the Company’s normal payroll procedures, for six months following the termination of your employment; (Y) six months of acceleration of the vesting of the Option and under any other stock options issued to you; and (Z) in the event that you elect to continue to participate in the Company’s group health insurance programs pursuant to federal COBRA law, the Company will reimburse you for the cost of the insurance premiums you pay for up to six months of continuation coverage. You will not be entitled to any other benefits following termination, except in the event of a Change of Control, as provided above.

BENEFITS & VACATION

a.	Benefits

1. Medical and Health Benefits. The Company will provide you with standard medical, dental and vision insurance benefits.

2. Insurance Benefits The Company has Life and Accidental Death & Dismemberment insurance of $50,000.

3. 401K The Company will match your contribution (yearly) according to its current 401K plan, i.e. dollar for dollar on the first 2% contribution and $0.50 for every dollar for the next 2% contribution. It is open for enrollment once per quarter.

You should note that the Company reserves the right to cancel or change the benefit plans and programs it offers to its employees at any time.

b.	Vacation You will be entitled to 15 days of paid vacation per year, pro-rated for the remainder of this calendar year.

Advanced Analogic Technologies Inc. 830 E. Arques Avenue, Sunnyvale CA 94085

(408) 737-4600 FAX (408) 737-4611 corporate@analogictech.com

CONFIDENTIAL INFORMATION & INVENTION ASSIGNMENT AGREEMENT

Your acceptance of this offer and commencement of employment with the Company is contingent upon the execution, and delivery to an officer of the Company, of the Company’s Employee Proprietary Information Agreement, a copy of which is enclosed for your review and execution (the “Confidentiality Agreement”), prior to or on your Start Date.

CONFIDENTIALITY OF TERMS

You agree to follow the Company’s strict policy that employees must not disclose, either directly or indirectly, any information, including any of the terms of this agreement, regarding salary, bonuses, or stock purchase or option allocations to any person, including other employees of the Company other than appropriate executives and HR personnel, as required; provided, however, that you may discuss such terms with members of your immediate family and any legal, tax or accounting specialists who provide you with individual legal, tax or accounting advice.

PROBATIONARY PERIOD

After the period of 90 days of your hire date, you will be reviewed on your current performance.

AT-WILL EMPLOYMENT

Your employment with the Company will be on an “at will” basis, meaning that either you or the Company may terminate your employment at any time for any reason or no reason, without further obligation or liability (except for post-termination benefits expressly provided above). You understand and agree that neither your job performance nor promotions, commendations, bonuses or the like from the Company give rise to or in any way serve as the basis for modification, amendment, or extension, by implication or otherwise, of your employment with the Company.

INTEGRATION

This letter, the documents incorporated herein by reference, and the Confidentiality Agreement represent the entire agreement and understanding between you and the Company concerning your employment relationship with the Company, and supersede in their entirety any and all prior agreements and understandings concerning your employment relationship with the Company, whether written or oral. The terms of this letter may only be amended, canceled or discharged in writing signed by you and by the Company.

Advanced Analogic Technologies Inc. 830 E. Arques Avenue, Sunnyvale CA 94085

(408) 737-4600 FAX (408) 737-4611 corporate@analogictech.com

GOVERNING LAW

This letter shall be governed by the internal substantive laws, but not the choice of law rules, of the State of California. You hereby agree to exclusive personal jurisdiction and venue in the state and federal courts of the state of California.

SEVERABILITY

In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable, or void, this letter shall continue in full force and effect without such provision.

VOLUNTARY EXECUTION

You acknowledge that you have had the opportunity to discuss this matter with and obtain advice from your private attorney, have had sufficient time to, and have carefully read and fully understand all the provisions of this letter, and are knowingly and voluntarily entering into this letter.

Advanced Analogic Technologies Inc. 830 E. Arques Avenue, Sunnyvale CA 94085

(408) 737-4600 FAX (408) 737-4611 corporate@analogictech.com

We are all delighted to be able to extend you this offer and look forward to working with you. To indicate your acceptance of the Company’s offer, please sign and date this letter in the space provided below and return it to me, along with a signed and dated copy of the Confidentiality Agreement.

Very truly yours,

ADVANCED ANALOGIC TECHNOLOGIES, INC.

/s/ Richard K. Williams
By:	Richard K. Williams
Title:	CEO, CTO and President

Enclosure: Employee Proprietary Information Agreement

ACCEPTED AND AGREED:

June 21, 2004
Date

/s/ Illegible
Signature:

Advanced Analogic Technologies Inc. 830 E. Arques Avenue, Sunnyvale CA 94085

(408) 737-4600 FAX (408) 737-4611 corporate@analogictech.com